UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 17, 2015

MITEK SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35231	87-0418827
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification number)

8911 Balboa Ave., San Diego, California 92123

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 309-1700

N/A

(Former name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 17, 2015 (the “Closing Date”), Mitek Systems, Inc. (the “Company”) completed the previously announced acquisition (the “Acquisition”) of ID Checker NL B.V., a company incorporated under the laws of The Netherlands (“IDC”), and ID Checker, Inc., a California corporation and wholly owned subsidiary of IDC (“IDC Inc”), pursuant to the Share Purchase Agreement (the “Purchase Agreement”), dated as of May 26, 2015, by and among the Company, IDC, ID Checker Holding B.V., a company incorporated under the laws of The Netherlands (“Parent”), Stichting Administratiekantoor OPID (together with Parent, the “Sellers”), Pierre L.M. de Boer, and Michael Hagen. Upon completion of the Acquisition, IDC and IDC Inc became wholly owned subsidiaries of the Company.

Pursuant to the terms of the Purchase Agreement, the Company acquired all of the issued and outstanding shares of IDC and IDC Inc. At the closing of the Acquisition, the Company paid a purchase price of $8,600,000, of which (i) $5,600,000 was paid in cash, subject to adjustments for transaction expenses, indebtedness, and working capital adjustments (the “Cash Payment”); (ii) approximately $2,745,000 in shares of the Company’s common stock (“Closing Shares”), par value $0.001 per share (“Common Stock”), or 712,790 shares, were issued to the Sellers; and (iii) the outstanding balance on a promissory note issued by Parent to the Company in the amount of approximately $255,000 was cancelled. The number of Closing Shares issued to the Sellers was based on the volume weighted average closing price of the Common Stock over the 10 trading-day period ending on and including the date immediately preceding the Closing Date.

In addition to the foregoing consideration and subject to achievement of certain revenue and net income targets for IDC for the nine-month period ending on September 30, 2015, and the twelve-month period ending on September 30, 2016, the Company will issue to the Sellers up to an aggregate of $2,000,000 in shares of Common Stock (“Earnout Shares”).

Upon the closing of the Acquisition, the Company deposited $1,820,000 of the Cash Payment and 20% of the Closing Shares into an escrow fund to serve as collateral and partial security for working capital adjustments and certain indemnification rights. To the extent any Earnout Shares are issued to the Sellers, 20% of such Earnout Shares will be placed in the escrow fund. The escrow fund will be maintained for up to 24 months following the last issuance of Earnout Shares or until such earlier time as the escrow fund is exhausted.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The disclosures made in response to Item 2.01 above are incorporated herein by reference.

The Closing Shares that were issued to the Sellers were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act. The issuance of the Earnout Shares, if any, to the Sellers will be exempt from the registration requirements of the Securities Act, pursuant to Regulation S of the Securities Act.

Item 8.01	Other Events.

On June 17, 2015, the Company issued a press release announcing the completion of the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

*2.1	Share Purchase Agreement, dated May 26, 2015, by and among Mitek Systems, Inc., ID Checker NL B.V., ID Checker Holding B.V., Stichting Administratiekantoor OPID, Pierre L.M. de Boer, and Michael Hagen.

99.1	Press Release, dated June 17, 2015.

*	Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MITEK SYSTEMS, INC.

By:	/s/ Russell C. Clark
Russell C. Clark
Chief Financial Officer

Date: June 17, 2015